Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 26th day of March, 2010 (the “Effective Date”), is entered into among Oliver Burckhardt (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1. Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the Executive’s employment pursuant to the terms of this Agreement shall begin on the Closing Date (as such term is defined in that certain Acquisition Agreement by and among Parent, HealthpointCapital Partners, L.P., HealthpointCapital Partners II, L.P., HealthPoint (Luxembourg) I SÀRL, and HealthPoint (Luxembourg) II, SÀRL (the “Commencement Date”).

2. At-Will Employment. The Executive’s employment shall be deemed to be “at-will” and can be terminated by either the Company or the Executive at any time in accordance with this Agreement.

3. Title; Capacity; Office. The Executive’s title shall be President, International and Chief Marketing Officer. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and Chief Executive Officer (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and CEO (or his or her designee(s)). At the Company’s discretion, the Executive shall not be required to relocate his residence from Pennsylvania to the Carlsbad, California area. The Company shall reimburse the Executive for all reasonable expenses related to a home office including, but not limited to fax, phone, cell phone, supplies, postage and mailing, a laptop, printer/copier and separate phone lines. During the first 12 months after the Commencement Date, unless the President and CEO of the Company otherwise indicates, the Executive is expected spend at least 50% of his working time in the European Union.

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as explicitly provided herein, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the date such payment is due to be made):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $365,000 less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2 Annual Performance Bonus. If Executive remains employed through (i) the last day of a fiscal year, and (ii) each date that all or part of annual bonuses are paid to executive employees, Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to up to 60.0% of the Executive’s annual base salary for such fiscal year (the “Target Bonus Amount”). The payment of the applicable portion of the Target Bonus Amount shall be subject to the Company’s and Executive’s achievement of goals to be established and presented to the Executive each fiscal year. The Target Bonus Amount for 2010 shall not be prorated despite the fact that the Executive will not have worked for the Company for the entirety of 2010.

4.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees. The Executive shall accrue four weeks of vacation per year in accordance with the Company’s vacation accrual and carryover policy.

4.4 Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5 Equity. Provided that the Executive agrees to waive any rights it has to options for Scient’x equity stock, the Company will recommend to the board of directors of the Parent that Executive receive a grant of incentive stock options to purchase 320,549 shares of common stock of Parent (the “Former Option”). The Former Option shall be subject, in all respects, to (i) the Parent’s 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive. The Former Option shall vest over the course of four years, however you shall be granted credit for any vesting that has occurred with respect to the vesting of options to purchase equity securities of Scient’x, S.A.

5. Termination of Employment. The Executive’s employment can be terminated as follows:

5.1 Termination by the Company for Cause or Termination by the Executive. The Company shall be entitled to terminate this Agreement immediately for “Cause” by sending written notice to the Executive. Executive shall be entitled to terminate this Agreement by giving the Company 30 days’ written notice. If the Company terminates Executive for Cause or if the Executive terminates this Agreement for any reason, the Company shall have no obligation to Executive other than for payment of base salary earned and unused vacation that has accrued through the termination date. For purposes of this Agreement, “Cause” means any one of the following: (i) Executive being convicted of a felony; (ii) Executive committing any act of fraud or dishonesty; (iii) failure or refusal by Executive to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected after notice has been provided to Executive; (iv) a material breach of this Agreement that goes uncorrected after notice has been provided to Executive; (v) any gross or willful misconduct or negligence by Executive in the performance of Executive’s duties; (vi) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vii) a material violation of the Company’s Code of Conduct.

5.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated without Cause, the Company shall continue for a period of 12 months (the “Severance Period”), to pay to Executive the annual base salary then in effect and payment for accrued but untaken vacation days. During the Severance Period, provided that (i) the Executive elects to have COBRA coverage, and (ii) the Executive certifies each month that the Executive does not have health insurance coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and his family members who are entitled to such COBRA coverage. The Company shall not be obligated to make the payments otherwise provided for in this Section 5.2 unless the Executive provides to the Company, and does not revoke, a general release of claims in a form satisfactory to the Company, which release shall contain language similar to that which is set forth in Section 6.1(b).

5.3 Termination Following the Death or Disability of the Executive. The Company may terminate the Executive’s employment upon the Executive’s death or Disability. If the Executive’s employment with the Company is terminated because of the Executive’s death or Disability, then the Company will pay the Executive (or the Executive’s estate) (i) all base salary earned and unused vacation that has accrued through the termination date; and (ii) an amount equal to the Target Bonus for the year in which such death or Disability occurred, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the calendar year in which the death or Disability occurred, and the denominator of which shall be 365. For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity which renders the Executive unable to perform the essential functions of Executive’s position, including Executive’s duties under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative, for at least 90 days during any 365 consecutive day period.

6. Additional Covenants of the Executive.

6.1 Trade Secrets.

(a) Executive agrees that all information and know-how, whether or not in writing, of a proprietary, private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Trade Secrets”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Trade Secrets include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, inventions, projections, plans, research data, clinical data, financial data, personnel data, computer programs, and customer, physician and supplier lists. Executive will not disclose any Trade Secrets to others outside the Company or use the same for any unauthorized purposes without written approval of the Company, either during or after Executive’s employment, unless and until such Trade Secrets have become public knowledge without fault by Executive or any third party that was not obligated to keep such Trade Secrets confidential. It is agreed and acknowledged by the parties that the terms of this Agreement shall be deemed to be a Trade Secret and Executive shall only disclose such terms to Executive’s spouse or advisor acting in a fiduciary capacity (i.e., spouse, attorney or accountant).

(b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Trade Secrets, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company and shall solely be used by Executive in the performance of Executive’s duties for the Company. Executive agrees to immediately return to the Company all Trade Secrets and all materials containing Trade Secrets following the termination of Executive’s employment relationship.

6.2 Noninterference; Nonsolicitation; Nondisparagement.

(a) During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) During Executive’s employment with the Company, and for a period of 12 months following the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course of his employment with the Company.

(c) During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.3 Miscellaneous.

(a) No restriction set forth in this Section 6 shall prevent the Executive from obtaining employment from a manufacturer of spinal implant devices; provided that (i) Executive continues to perform all of the covenants set forth in this Article 6; and (ii) if, in the Company’s discretion, it is possible that the Executive will not inevitably disclose or rely upon the Company’s Trade Secrets in the performance of the Executive’s new employment position. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(b) The restrictions contained in this Section 6 are necessary for the protection of the Trade Secrets and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Entire Agreement. As of the Commencement Date this Agreement and the agreements related to the Options constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including without limitation any employment agreements or offer letters (whether written or oral) that have been entered into with Scient’x or any of its subsidiaries or affiliates.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4 Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Oliver Burckhardt
Oliver Burckhardt

ALPHATEC SPINE, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO

ALPHATEC HOLDINGS, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO